Exhibit 1

                           Ernest Horejsi Trust No. 1B
                      122 South Phillips Avenue, Suite 220
                         Sioux Falls, South Dakota 57104


July 21, 1999



BY FEDERAL EXPRESS AND U.S. MAIL

USLIFE Income Fund, Inc.
2929 Allen Parkway
Houston, Texas 77019
Attn: Cynthia A. Toles, Vice President and Secretary

Dear Ms. Toles:

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the Ernest Horejsi Trust No. 1B (the "Trust") hereby submits the attached proposal and supporting statement for inclusion in the USLIFE Income Fund, Inc.'s (the "Fund's") proxy material for its 1999 Annual Meeting of stockholders. The Fund's 1998 proxy statement specifies that the deadline for such submissions is "120 calendar days before the scheduled meeting." The Fund's meeting last year was on November 20, 1998, and 120 days in advance of that date this year would be July 23, 1999.

For more than one year, the Trust has continuously owned Common Stock of the Fund having a market value of at least $2,000. The attached letter from Discover Brokerage Direct, a Morgan Stanley Dean Witter Company, confirms those facts. In addition, the Trust hereby confirms that the Trust intends to continue to hold such securities through the date of the annual meeting of shareholders.

Please call our counsel at Bartlit Beck Herman Palenchar & Scott, Thomas R. Stephens, at (303) 592-3144 if you have questions.

                                  Sincerely,

                                  ERNEST HOREJSI TRUST NO. 1B
                                  By: Badlands Trust Company, as Trust

                                  /s/ Steven Miller, Vice President